EXHIBIT 99.1

OSI Systems Announces Appointment of New Board Member

HAWTHORNE, CA. – May 10, 2010 – OSI Systems, Inc. (NASDAQ:OSIS-E), a vertically integrated provider of solutions in Security, Healthcare, and specialized electronics, today announced the appointment of Dr. William F. Ballhaus, Jr. to its Board of Directors.

Deepak Chopra, CEO and Chairman of OSI Systems, stated: “We are delighted to welcome Dr. Ballhaus to our Board of Directors. Dr. Ballhaus brings a wealth of insight and experience in managing technology-based organizations and complex government projects, and we’re very pleased that he has elected to join us.”

Dr. Ballhaus is the former President and Chief Executive Officer of The Aerospace Corporation, an independent, nonprofit organization dedicated to the development of critical applications and solutions for our nation’s space program. At his time of retirement in December 2007, The Aerospace Corporation employed approximately 4,000 people with annual revenues of more than $800 million. Prior to joining the Aerospace Corporation, Dr. Ballhaus spent 11 years with the Lockheed Martin Corporation where he served as a Corporate Officer and Vice President of Engineering and Technology. Previous to Lockheed Martin he served as President of two Martin Marietta companies, Aero and Naval Systems and Civil Space and Communications. Previously, Dr. Ballhaus served as director of NASA’s Ames Research Center. Dr. Ballhaus is a graduate of the University of California at Berkeley where he earned a Ph.D. in engineering.

Dr. Ballhaus stated, “I am delighted to be joining OSI Systems, an exciting organization that over the years has brought to market a number of innovative technologies and products that have positively benefited the lives of millions of people globally. Over the past three years, the Company has done an exceptional job in improving its overall operating efficiency and cost structure and now as global economic conditions improve finds itself ideally positioned to experience significant global expansion in all three of its operating businesses. I look forward to drawing upon the experiences and knowledge acquired throughout my career to contribute to the future success of the business.”

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-G

For Further Information

OSI Systems, Inc.
Jeremy Norton
Vice President, Investor Relations
12525 Chadron Ave Hawthorne CA 90250 Tel: (310) 349 2372 Email: jnorton@osi-systems.com